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                                                                   EXHIBIT 10.12

                   DESCRIPTION OF DIRECTOR COMPENSATION POLICY

CASH COMPENSATION

      Each director of Liberty Media International, Inc. (LMI) who is not an employee of LMI (a Nonemployee Director) is entitled to a fee of $1,000 for each board meeting he attends. In addition, the chairman and each other member of the audit committee of LMI's board of directors is entitled to a fee of $5,000 and $2,000, respectively, for each audit committee meeting he attends. Each member of the compensation committee is entitled to a fee of $1,000 for each committee meeting he attends, and each member of the nominating and corporate governance committee is entitled to a fee of $1,000 for each committee meeting he attends. These fees are payable in cash. LMI also reimburses members of its board for travel expenses incurred to attend any meetings of its board or any committee thereof.

OPTIONS AWARDS

      Following each annual meeting of LMI stockholders, each director who qualifies as a Nonemployee Director will be granted options to acquire 3,000 shares of LMI Series A common stock. All of these options will be granted pursuant to the Liberty Media International, Inc. 2004 Nonemployee Director Incentive Plan, will vest on the first anniversary of the applicable grant date and will be granted at an exercise price equal to the fair market value of LMI Series A common stock. The date on which such grants are made is referred to as the Annual Grant Date. During 2004, the Annual Grant Date was deemed to be June 22, 2004.

      If a director who qualifies as a Nonemployee Director joins the LMI board following the Annual Grant Date applicable to the year in which he joins the LMI board, the Nonemployee Director will be granted options to acquire 3,000 shares of LMI Series A common stock effective on the date on which he joins the LMI board. All of these options will be granted pursuant to the Liberty Media International, Inc. 2004 Nonemployee Director Incentive Plan, will vest on the first anniversary of the grant date applicable to his award and will be granted at a per share exercise price equal to the fair market value of LMI Series A common stock.